Exhibit 99.1

BioLargo Continues Growth Trend by Breaking Quarterly Revenue Record

Westminster, CA – April 20, 2022 – BioLargo, Inc. (OTCQB:BLGO), a developer of sustainable cleantech technologies and full-service environmental engineering company, today announced a company-wide quarterly revenue record for the first quarter of 2022. The company also announced it had been awarded the initial contract for a waste-to-energy conversion plant project.

New company-wide quarterly revenue record

BioLargo generated approximately $900,000 in revenue (company-wide) for the first quarter of 2022, representing an approximate 60% increase compared with the same period in 2021. Leading the way was subsidiary ONM Environmental with a new quarterly revenue record of approximately $550,000, and BioLargo’s engineering subsidiary with quarterly revenue of approximately $350,000, while it continued to support R&D on the company’s patented technologies. With these revenues, each of ONM Environmental and BioLargo Engineering moved closer to generating an operating profit. Note however, these preliminary revenue figures have not been reviewed, and are subject to change pending review by the company’s independent registered public accounting firm; the company will include its full results of operations in its quarterly report, which it intends to file with the SEC on about May 16, 2022.

Feasibility contract awarded for potential large waste-to-energy conversion plant project

BioLargo Engineering has been retained to conduct a feasibility study by a Southern California based sustainable energy services company intending to build a waste-to-energy conversion plant in South America. The site of the proposed conversion plant is approximately 296 acres, where it is planned to process over two million tons of municipal solid waste annually. A feasibility study is typically the first step in the design process for a new project of this size, and will address multiple fundamental factors that will influence the design and operation of the anticipated facility, including technology options, rough costs to construct and operate, environmental impacts, and rough equipment sizing. The feasibility study would then inform and facilitate the development of a design basis document, then conceptual design, and ultimately the front-end engineering design. Thus far, BioLargo’s engineers have been contracted on the feasibility study only, but expect to be involved in subsequent phases should the project move forward as planned.

BioLargo’s air quality control division (ONM Environmental), with a significant client base in the waste handling industry, was critical in bringing this project to the company and will work with BioLargo’s engineers to execute this project. ONM Environmental brings to the table a team with extensive expertise surrounding the design and operation of waste handling facilities, and BioLargo Engineering brings a team of veteran engineers with decades of experience designing and integrating complex projects as well as specific expertise in the area of waste-to-energy conversion.

Randall Moore, President of BioLargo Engineering, Science & Technologies, said, “The development of this waste-to-energy conversion plant is directly in our wheelhouse of past experience and knowledge. To process two million tons of municipal solid waste per year, the total capital outlay by the developer for a processing plant of that size could exceed $500 million, with the potential to keep our team busy for the next four years.”

Dennis P. Calvert, President and CEO of BioLargo, commented, “We look forward to sharing additional information as this project advances. We are continuing our strategy of employing strategic partnerships to develop new revenue channels for our cleantech products and services. As we referenced in our recently published annual report, we have additional channel partnerships in various stages of negotiation for our PFAS treatment system and are eager to provide more information soon. When combined with our other partnerships aimed at delivering cleantech solutions, including with Garratt-Callahan and Ikigai, we believe these record revenues are the beginning of what we believe will be accelerated growth for our company.”

About BioLargo, Inc.

BioLargo, Inc. (OTCQB:BLGO) invents, develops, and commercializes innovative technologies in the cleantech space, including for PFAS contamination, advanced water and wastewater treatment, industrial odor and VOC control, air quality control, and infection control. With over 13 years of extensive R&D, BioLargo holds a wide array of issued patents, maintains a robust pipeline of products, and provides full-service environmental engineering. Our approach is to invent or acquire novel technologies and develop them to maturity through our operating subsidiaries. We have developed a number of key channel partnerships to support the reach of our products and services and maximize their commercial potential. With a keen emphasis on collaborations with academic, municipal, and commercial organizations and associations, BioLargo has proven itself with over 80 awarded grants and numerous pilot projects. We monetize through direct sales, recurring service contracts, licensing agreements, strategic joint venture formation and/or the sale of the IP. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo’s (the “Company”) expectations regarding anticipated revenue and plans for future operations, and may be identified by words such as “we believe”. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, and stock price; the effect of global and regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company’s products. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.